June 8, 2005

Mr. Lawrence Wexler
393 Carter Street
New Canaan, CT 06840

RE:  EMPLOYMENT TERMS

Dear Larry:

I am pleased to offer you the position of Chief Operating Officer ("COO") of North Atlantic Trading Company, Inc. In this position and at this time, you will report to me as Chief Executive Officer. This position will have the responsibilities typical of a COO, including supervision of sales, marketing, and manufacturing. Additional responsibilities may be added at the Company's discretion from time to time, without written modification of this Agreement. This position will require significant travel, primarily to our Louisville facilities. It is expected that you will be traveling or away from your New York/Connecticut area work station approximately 50% of business days. You will not be required to relocate your residence from your current home.

In accordance with our discussions, I have outlined below the principal terms and conditions of your employment. This letter, when signed by you, will represent your Employment Agreement:


Commencement Date:          June 8, 2005. You will be employed for an indefinite
                            term, and the provisions of this Agreement shall remain in effect until such time as modified by mutual written agreement or until your employment is severed under one of the conditions set forth below.

Base Salary:                $385,000 per annum, paid in accordance with the
                            Company's regular payroll cycle and policies.

Bonuses: You will be a participant in the Company's Management Bonus Program under which you will be eligible for a bonus of up to 50% of your then current annual base salary.

                            In respect of fiscal year 2005, $50,000 of your bonus will be earned if the Company's EBITDAR is greater than or equal to an amount established by the CEO in consultation with you, $50,000 will be tied to the achievement of certain objectives established by the CEO in consultation with you, the achievement of which will be determined by the CEO in his reasonable discretion, and the remainder of your potential performance bonus will be based upon the Company exceeding the EBITDAR target and objectives so established, the successful strategic repositioning of Company brands and the Company's financial outlook for 2006, as determined by the CEO in his reasonable discretion.

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                            Bonuses for any year are paid after the completion
                            of the year-end audit for such year and upon the recommendation of the CEO, at his discretion, and after approval by NATC's Board of Directors. In general, you must remain an employee and demonstrate satisfactory performance through the payment date to be entitled to receive a bonus.

Stock Options:              You agree that you forfeit all stock option rights
                            granted but not vested prior to this agreement. You will be issued stock options or restricted stock under terms no less favorable, including dates of vesting, than your existing stock option grant to replace those options you have forfeited. You will retain the 2,500 options in which you are currently vested.

Vacations                   Four (4) weeks of paid vacation, subject to the
                            Company's policy regarding vacations. Vacation days do not transfer from one year to the next and no compensation is paid for unused vacation (except as may be required by law upon separation from employment).

Automobile:                 The Company has currently leased a vehicle for your
                            use on Company business. You may continue the use of that vehicle until its lease expires. At that time, in addition to the right to purchase the vehicle, the Company will grant you an automobile allowance of $500 per month, grossed up for state and federal income taxes only. You will have no other benefits related to automobile use.

Additional Benefits:        You are eligible to join the Company's group benefit
                            plans under each plan's terms and conditions, such as the Company's Medical and Dental plans.

Termination:                The employment relationship may be severed at any
                            time, subject to the provisions of the Severance section below, as follows:

                            Termination by the Company Without Cause. The Company may terminate your employment without "cause" at any time.

                            Termination for Cause. The Company may terminate your employment for "cause" at any time, with or without notice. For purposes of this Agreement, "cause" shall mean:

                                Your failure to render required and expected
                            services in accordance with your obligations under this Agreement;

                                Insubordination consisting of your continued
                            failure to take specific action which is within your individual control and consistent with your status as a senior manager of the Company and your duties


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                            and responsibilities after being provided not less
                            than 10 days' written notice;

                                Your material breach of any agreement with the
                            Company not cured within 10 days after written notice thereof, or any material violation of any policies or procedures of the Company;

                                Your commission of an act of fraud, embezzlement
                            or similar dishonest act against the Company or any customer, client or business associate of the Company;

                                Your conviction for any felony or crime of
                            dishonesty (as determined by a court of competent jurisdiction, and not subject to further appeal);

                                Any egregious or unwarranted conduct by you that
                            discredits the Company or is detrimental to the reputation or standing of the Company; or

                                Gross misconduct which is demonstrably willful
                            and deliberate on your part.

                            If you are terminated for cause, the Company shall only be required to pay to you such salary and other benefits as have accrued as of the date and time of termination, and as may otherwise be required by law.

                            Voluntary Termination by You. You may voluntarily terminate your employment by giving the Company two
                            (2) weeks written notice. In such event, the Company may relieve you of your duties prior to the expiration of the notice period, provided that the Company continues paying your salary and other benefits and emoluments of employment for the duration of the notice period.

                            Death of Disability. This Agreement will terminate if you die or become "disabled." For purposes of this Agreement, you shall be considered "disabled" if you are so considered under any applicable disability insurance policy maintained by the Company or, if no such disability insurance policy is in effect, on the date that a neutral physician determines that you are or will be unable by reason of illness or accident to perform your duties hereunder for a continuous period of 120 days, or for a period of more than 120 days in any 12 month period, and that there is no objectively reasonable accommodation that would allow you to perform your duties hereunder.


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Severance:                  If your employment is terminated by the Company
                            without "cause," you will--upon your execution of a Severance and Release Agreement in a form acceptable to the Company--be paid an amount equal to your then current annual compensation which will include your base salary for a period of twelve months in accordance with the Company's regular payroll cycle.

                            In addition, you will also receive an amount equal to the average annual bonus paid to you under the Company's Management Performance Bonus program for the prior two calendar years. However, the bonus received for 2004 will be deemed to have been $100,000. If you are terminated without cause in the year 2005 or prior to the bonus determination date in 2006, for the purposes of this calculation, the bonus for calendar 2005 will also be deemed to have been $100,000 or such other amount as was actually paid to you under the Company's Management Performance Bonus program. Also, should you be terminated without cause, you will be paid any accrued or unpaid bonus to the date of termination for the year in which the termination occurs, such bonus to be determined by the Board, in its sole discretion, after reviewing the Executive's and the Company's performance for such entire year and prorating any such bonus for the number of days elapsed during such year prior to the date of termination. All "additional benefits", automobile allowances and stock option rights described in this letter will expire upon termination of employment for any reason, unless otherwise provided by the separate written terms of those benefits.

                            For a period of twelve (12) months following the date of termination of employment without cause, if the Executive is eligible and elects continuation coverage under the Company's "group health plan" pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Executive will continue to contribute to the Company's group health plan at the same rate and based on the same level of coverage as in effect with respect to the Executive immediately prior to the date of termination and the Company will pay the balance of the Executive's cost for such continuation coverage. If you obtain other employment during the twelve months of severance, then these continuation coverage benefits will terminate when you qualify for the new employer's health benefits.

                            The Company shall deduct from severance payments such taxes and other statutory amounts as would normally have been deducted but for the separation from employment, and shall report such payments to the taxing authorities. Unless otherwise provided herein or by other written agreement, the Company shall cease paying and taking deductions for, other benefits plans upon your separation of employment



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                            for any reason. To continue to receive severance,
                            you will be required to demonstrate reasonable efforts to search for other employment.

Covenant Not to Compete
and Confidentiality:        You agree that you will not compete with the Company
                            or its affiliates for a period of one year if you leave the Company, whether voluntarily or involuntarily. You also agree not to disparage--at any time--the Company, its employees, officers and directors or its business. Further, while an employee of the Company, and after any termination of your employment, you will observe the strict confidentiality of the information concerning the Company, its trade secrets, its business and its employees, officers and directors, and shall only use such information to further the Company's interests. "Compete," as used in this section means, directly or indirectly: soliciting employees;
                            inducing employees to terminate their employment;
                            influencing any suppliers of goods or services or customers to reduce or cancel any business it does with the Company or its affiliates; or engaging in any business that the Company or its affiliates is engaged in or planned to be engaged in at the time of termination.

Miscellaneous:              This Agreement shall be governed by, and construed
                            in accordance with, the laws of the Commonwealth of Kentucky without regard to any state's conflict of laws rules. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement may not be amended orally, but only by a written agreement signed by both parties. The rights and obligations of Employee under this Agreement are personal and may not be assigned or delegated by you. This
                            Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto. If any provision of this Agreement shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and this Agreement shall be enforced to the greatest extent permitted by law, it being the intent of the parties that the invalid provisions be reformed rather than be deleted.


Please also note that the terms and conditions of your employment outlined above are subject to (i) the execution and delivery of this Letter Agreement, and (ii) in the case of bonuses, vacation and other benefits, the applicable plans or policies of the Company.

Please also note that this agreement supersedes and replaces in all respects the agreement between you and North Atlantic Trading Company, Inc., dated December 1, 2003, and that that agreement shall be no further force or effect.


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I trust that this letter adequately outlines our offer and our discussion.
However, if you have any questions or issues, please do not hesitate to call me.

We are pleased to offer you this opportunity and look forward to a long and mutually rewarding relationship.

Sincerely,

/s/ Douglas Rosefsky

Douglas Rosefsky
Chief Executive Officer

       /s/ Lawrence Wexler
Name:  Lawrence Wexler

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